As filed with the Securities and Exchange Commission on July 31, 2020.

Registration No. 333-_________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

BANCO BILBAO VIZCAYA ARGENTARIA, S.A.

(Exact name of registrant as specified in its charter)

Kingdom of Spain	13-3491492
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Calle Azul, 4 28050 Madrid Spain (Address of Principal Executive Offices) (Zip Code)

Share Remuneration Plan for BBVA Defined Group in the United States

BBVA USA Bancshares, Inc. Local Directors Compensation and Business Development Plan

(Full title of plans)

Diego Crasny Zyman

Banco Bilbao Vizcaya Argentaria, S.A.

New York Branch

1345 Avenue of the Americas, 45th Fl

New York, NY 10105

(Name and address of agent for service)

(212) 728-1660

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

____________________________

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered (1)	Amount to be registered (2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee
Ordinary shares, nominal value €0.49 per share (“Ordinary Shares”)	14,200,000 shares	$3.39	$48,138,000	$6,248.31

(1)

American Depositary Shares, evidenced by American Depositary Receipts, issuable upon deposit of the Ordinary Shares registered hereby (the “BBVA ADS”), have been registered under separate registration statements on Form F-6 (Registration No. 333-11920, 333-142862 and 333-227541). Each BBVA ADS represents one Ordinary Share.

(2)

Represents 13,000,000 Ordinary Shares reserved for awards of BBVA ADSs under the Share Remuneration Plan for BBVA Defined Group in the United States (formerly entitled the Share Remuneration Plan for BBVA Group Management and Certain Risk Functions in the United States) and 1,200,000 Ordinary Shares reserved for awards of BBVA ADSs under the BBVA USA Bancshares, Inc. Local Directors Compensation and Business Development Plan (formerly entitled the BBVA Compass Bancshares, Inc. Local Directors Compensation and Business Development Plan). The BBVA ADSs to be awarded under such plans will be acquired in open market purchases or in private transactions. In addition, in accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to include such additional Ordinary Shares as may be offered to prevent dilution resulting from stock splits, stock dividends or similar transactions pursuant to the provisions of the plans covered hereby.

(3)	Pursuant to Rule 457(h)(1) and Rule 457(c) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price are estimated solely for the purpose of calculating the registration fee and are based on the average of the high and low prices of BBVA ADSs on the New York Stock Exchange on July 29, 2020.

EXPLANATORY NOTE

Banco Bilbao Vizcaya Argentaria, S.A. (the “Registrant”) filed a Registration Statement on Form S-8 on February 11, 2008 (Registration No. 333-149157) (the “First Registration Statement”) to register under the Securities Act, 1,706,004 Ordinary Shares, of which 1,320,911 of such Ordinary Shares were reserved for awards of BBVA ADSs pursuant to the Amended and Restated Restricted Share and Unit Plan of BBVA USA Bancshares, Inc. (formerly entitled the Amended and Restated Restricted Share and Unit Plan of BBVA Compass Bancshares, Inc. and, prior thereto, the 2007 Restricted Share and Unit Plan for Employees of Compass Bancshares, Inc. and its Subsidiaries) (as amended or amended and restated from time to time, the “Restricted Share and Unit Plan”) and 385,093 of such Ordinary Shares were reserved for awards of BBVA ADSs pursuant to the BBVA USA Bancshares, Inc. Local Directors Compensation and Business Development Plan (formerly entitled the BBVA Compass Bancshares, Inc. Local Directors Compensation and Business Development Plan and, prior thereto, the Compass Bancshares, Inc. Local Directors Compensation and Business Development Plan) (as amended or amended and restated from time to time, the “Local Directors Plan”).

On November 23, 2009, the Compensation Committee of the Board of Directors of BBVA USA Bancshares, Inc. (formerly known as BBVA Compass Bancshares, Inc. and, prior thereto, as Compass Bancshares, Inc.) (“BBVA US”) voted (i) to revise the Restricted Share and Unit Plan to provide that certain additional U.S. employees and officers of the Registrant and its subsidiaries may participate in awards thereunder and (ii) to increase the amount of Ordinary Shares registered under the Securities Act by 1,842,916 Ordinary Shares (the “First Additional Shares”) for purposes of reserving (A) 1,692,916 First Additional Shares for awards of BBVA ADSs in connection with three incentive programs to be made under the Restricted Share and Unit Plan and (B) 150,000 First Additional Shares for awards of BBVA ADSs under the Local Directors Plan. Such 1,842,916 First Additional Shares were registered by the Registrant on a Registration Statement on Form S-8 on December 18, 2009 (Registration No. 333-163816) (the “Second Registration Statement”).

On May 20, 2010, the Compensation and Benefits Committee of the Board of Directors of BBVA US voted to increase the amount of Ordinary Shares registered under the Securities Act by 1,372,788 Ordinary Shares (the “Second Additional Shares”) for purposes of reserving all of such Second Additional Shares for awards of BBVA ADSs in connection with three incentive programs to be made under the Restricted Share and Unit Plan. Such 1,372,788 Second Additional Shares were registered by the Registrant on a Registration Statement on Form S-8 on June 8, 2010 (Registration No. 333-167389) (the “Third Registration Statement”).

On November 15, 2011, the Compensation and Benefits Committee of the Board of Directors of BBVA US voted (i) to adopt amendments to the Restricted Share and Unit Plan to provide for the registration under the Securities Act of an additional 235,000 Ordinary Shares for purposes of awards of BBVA ADSs in connection with an incentive program primarily for selected U.S. non-executive management employees and officers of the Registrant or its direct or indirect subsidiaries and (ii) to adopt the Share Remuneration Plan for BBVA Defined Group in the United States (formerly entitled the Share Remuneration Plan for BBVA Group Management and Certain Risk Functions in the United States) (as amended or amended and restated from time to time, the “Share Remuneration Plan”) to provide for the registration under the Securities Act of an additional 2,218,800 Ordinary Shares for purposes of awards of BBVA ADSs in connection with an incentive program for selected U.S. managers and certain other identified U.S. personnel who are not EMT members but whose activities are considered to have a material impact on the company’s risk profile or who are engaged in certain control functions, pursuant to the system of variable remuneration adopted by the Registrant’s shareholders at its meeting held on March 11, 2011 (altogether, the “Third Additional Shares”). Such 2,453,800 Third Additional Shares were registered by the Registrant on a Registration Statement on Form S-8 on November 25, 2011 (Registration No. 333-178186) (the “Fourth Registration Statement”).

On November 20, 2012, the Compensation and Benefits Committee of the Board of Directors of BBVA US voted to increase the amount of Ordinary Shares registered under the Securities Act by 2,759,000 Ordinary Shares (the “Fourth Additional Shares”) for purposes of reserving (i) 2,459,000 of such Fourth Additional Shares for awards of BBVA ADSs under the Share Remuneration Plan, and (ii) 300,000 of such Fourth Additional Shares for awards of BBVA ADSs under the Local Directors Plan. Such 2,759,000 Fourth Additional Shares were registered by the

Registrant on a Registration Statement on Form S-8 on December 18, 2012 (Registration No. 333-185538) (the “Fifth Registration Statement”).

On September 18, 2013, the Compensation and Benefits Committee of the Board of Directors of BBVA US voted to increase the amount of Ordinary Shares registered under the Securities Act by 1,311,397 Ordinary Shares (the “Fifth Additional Shares”) for purposes of reserving (i) 1,061,397 of such Fifth Additional Shares for awards of BBVA ADSs under the Share Remuneration Plan and (ii) 250,000 of such Fifth Additional Shares for awards of BBVA ADSs under the Local Directors Plan. Such 1,311,397 Fifth Additional Shares were registered by the Registrant on a Registration Statement on Form S-8 on October 8, 2013 (Registration No. 333-191625) (the “Sixth Registration Statement”).

On October 27, 2014, the Compensation and Benefits Committee of the Board of Directors of BBVA US voted to increase the amount of Ordinary Shares registered under the Securities Act by 2,225,315 Ordinary Shares (the “Sixth Additional Shares”) for purposes of reserving (i) 1,975,315 of such Sixth Additional Shares for awards of BBVA ADSs under the Share Remuneration Plan and (ii) 250,000 of such Sixth Additional Shares for awards of BBVA ADSs under the Local Directors Plan. Such 2,225,315 Sixth Additional Shares were registered by the Registrant on a Registration Statement on Form S-8 on November 4, 2014 (Registration No. 333-199835) (the “Seventh Registration Statement”).

On December 17, 2015, the Compensation and Benefits Committee of the Board of Directors of BBVA US voted to increase the amount of Ordinary Shares registered under the Securities Act by 2,000,000 Ordinary Shares (the “Seventh Additional Shares”) for purposes of reserving 2,000,000 of such Seventh Additional Shares for awards of BBVA ADSs under the Share Remuneration Plan. Such 2,000,000 Seventh Additional Shares were registered by the Registrant on a Registration Statement on Form S-8 on December 23, 2015 (Registration No. 333-208728) (the “Eighth Registration Statement”).

On March 28, 2017, the Compensation and Benefits Committee of the Board of Directors of BBVA US voted to increase the amount of Ordinary Shares registered under the Securities Act by 5,200,000 Ordinary Shares (the “Eighth Additional Shares”) for purposes of reserving (i) 4,950,000 of such Eighth Additional Shares for awards of BBVA ADSs under the Share Remuneration Plan and (ii) 250,000 of such Eighth Additional Shares for awards of BBVA ADSs under the Local Directors Plan. Such 5,200,000 Eighth Additional Shares were registered by the Registrant on a Registration Statement on Form S-8 on March 31, 2017 (Registration No. 333-217073) (the “Ninth Registration Statement”).

On October 24, 2018, the Compensation and Benefits Committee of the Board of Directors of BBVA US voted to increase the amount of Ordinary Shares registered under the Securities Act by 3,650,000 Ordinary Shares (the “Ninth Additional Shares”) for purposes of reserving (i) 3,400,000 of such Ninth Additional Shares for awards of BBVA ADSs under the Share Remuneration Plan and (ii) 250,000 of such Ninth Additional Shares for awards of BBVA ADSs under the Local Directors Plan. Such 3,650,000 Ninth Additional Shares were registered by the Registrant on a Registration Statement on Form S-8 on October 30, 2018 (Registration No. 333-228053) (the “Tenth Registration Statement”).

On July 7, 2020, the Compensation and Benefits Committee of the Board of Directors of BBVA US voted to amend and restate the Share Remuneration Plan and increase the amount of Ordinary Shares registered under the Securities Act by 14,200,000 Ordinary Shares (the “Tenth Additional Shares”) for purposes of reserving (i) 13,000,000 of such Tenth Additional Shares for awards of BBVA ADSs under the Share Remuneration Plan and (ii) 1,200,000 of such Tenth Additional Shares for awards of BBVA ADSs under the Local Directors Plan.

Following such increases, an aggregate of 4,621,615 Ordinary Shares are reserved for awards of BBVA ADSs under the Restricted Share and Unit Plan, an aggregate of 31,064,512 Ordinary Shares are reserved for awards of BBVA ADSs under the Share Remuneration Plan, and an aggregate of 3,035,093 Ordinary Shares are reserved for awards of BBVA ADSs under the Local Directors Plan (with respect to each such plan, including Ordinary Shares awarded prior to the date of this Registration Statement). The Registrant is filing this Registration Statement (this “Registration Statement”) pursuant to and in accordance with General Instruction E of Form S-8 to register such Tenth Additional Shares.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Pursuant to General Instruction E of Form S-8, the Registrant hereby incorporates by reference the First Registration Statement, the Second Registration Statement, the Third Registration Statement, the Fourth Registration Statement, the Fifth Registration Statement, the Sixth Registration Statement, the Seventh Registration Statement, the Eighth Registration Statement, the Ninth Registration Statement and the Tenth Registration Statement, except as the same may be modified by the information set forth in this Registration Statement.

The following documents filed with or furnished to the Securities and Exchange Commission (the “Commission”) by the Registrant are hereby incorporated by reference in this Registration Statement:

(a)	The Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2019, as filed with the Commission on February 28, 2020 (File No. 001-10110) (the “2019 20-F”);

(b)	The Registrant’s report on Form 6-K furnished to the Commission on July 31, 2020, which includes the Registrant’s unaudited, condensed interim consolidated financial statements for the six months ended June 30, 2020 (SEC Accession No. 0000842180-20-000012);

(c)	All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since December 31, 2019, the end of the fiscal year covered by the 2019 20-F; and

(d)	The description of the Registrant’s Ordinary Shares and the description of the BBVA ADSs included under the captions “Description of BBVA Ordinary Shares” and “Description of BBVA American Depositary Shares”, respectively, included in Exhibit 2.1 to the 2019 20-F.

All documents filed and, to the extent indicated therein, furnished by the Registrant subsequent to the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d), as applicable, of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8. Exhibits.
The following exhibits are filed with this Registration Statement:

Exhibit No. Description

4.1	Amended and Restated Bylaws (Estatutos) of Banco Bilbao Vizcaya Argentaria, S.A. (English translation). (*)

4.2	Share Remuneration Plan for BBVA Defined Group in the United States.

4.3	Form of Amendment Number Seven to the BBVA USA Bancshares, Inc. Local Directors Compensation and Business Development Plan.

4.4	Form of Amended and Restated Deposit Agreement (incorporated by reference to Exhibit 1 to registration statement on Form F-6 (File No. 333-142862)).

5	The BBVA ADSs awarded to participants under the Share Remuneration Plan for BBVA Defined Group in the United States and the BBVA USA Bancshares, Inc. Local Directors Compensation and Business Development Plan will be acquired in open market purchases at prevailing market prices or in private transactions. Because such purchases do not involve the issuance by the Registrant of any new Ordinary Shares and because such plans are not subject to the Employee Retirement Income Security Act of 1974 (ERISA), an opinion of counsel is not included with this Registration Statement.

23.1	Consent of KPMG Auditores, S.L.

24	Power of Attorney (included in signature page)

(*) Incorporated by reference to Exhibit 1.1 of Banco Bilbao Vizcaya Argentaria, S.A.’s 2019 20-F.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Madrid on the 31th day of July, 2020.

BANCO BILBAO VIZCAYA ARGENTARIA, S.A.

By:	/s/ Carlos Casas Moreno
Name:	Carlos Casas Moreno
Title:	Global Head of Talent & Culture

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each of the individuals whose signature appears below (whether as a member of the Board of Directors or officer of Banco Bilbao Vizcaya Argentaria, S.A., or both, as authorized representative of Banco Bilbao Vizcaya Argentaria, S.A. or otherwise) constitutes and appoints Carlos Casas Moreno, Francisco Javier Rodríguez Soler and Diego Crasny Zyman, and each of them, his or her true and lawful attorneys-in-fact and agents, with full and several power of substitution, for him or her in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including without limitation post-effective amendments) and supplements to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Carlos Torres Vila
Carlos Torres Vila	Group Executive Chairman	July 31, 2020

/s/ Onur Genç
Onur Genç	Chief Executive Officer	July 31 2020

Raúl Galamba de Oliveira	Director

/s/ José Miguel Andrés Torrecillas
José Miguel Andrés Torrecillas	Director	July 31, 2020

/s/ Jaime Félix Caruana Lacorte
Jaime Félix Caruana Lacorte	Director	July 31, 2020

/s/ Belén Garijo López
Belén Garijo López	Director	July 31, 2020

Ana Revenga Shanklin	Director

/s/ Sunir Kumar Kapoor
Sunir Kumar Kapoor	Director	July 31, 2020

Carlos Salazar Lomelín	Director

/s/ Lourdes Máiz Carro
Lourdes Máiz Carro	Director	July 31, 2020

/s/ José Maldonado Ramos
José Maldonado Ramos	Director	July 31, 2020

/s/ Ana Cristina Peralta Moreno
Ana Cristina Peralta Moreno	Director	July 31, 2020

/s/ Juan Pi Llorens
Juan Pi Llorens	Director	July 31, 2020

/s/ Susana Rodríguez Vidarte
Susana Rodríguez Vidarte	Director	July 31, 2020

/s/ Jan Paul Marie Francis Verplancke
Jan Paul Marie Francis Verplancke	Director	July 31, 2020

/s/ Jaime Sáenz de Tejada Pulido
Jaime Sáenz de Tejada Pulido	Chief Financial Officer Principal Accounting Officer	July 31, 2020

/s/ Diego Crasny Zyman
Diego Crasny Zyman	Authorized Representative of Banco Bilbao Vizcaya Argentaria, S.A. in the United States	July 31, 2020

EXHIBIT INDEX

Exhibit No. Description

4.1	Amended and Restated Bylaws (Estatutos) of Banco Bilbao Vizcaya Argentaria, S.A. (English translation). (*)

4.2	Share Remuneration Plan for BBVA Defined Group in the United States.

4.3	Form of Amendment Number Seven to the BBVA USA Bancshares, Inc. Local Directors Compensation and Business Development Plan.

4.4	Form of Amended and Restated Deposit Agreement (incorporated by reference to Exhibit 1 to registration statement on Form F-6 (File No. 333-142862)).

5	The BBVA ADSs awarded to participants under the Share Remuneration Plan for BBVA Defined Group in the United States and the BBVA USA Bancshares, Inc. Local Directors Compensation and Business Development Plan will be acquired in open market purchases at prevailing market prices or in private transactions. Because such purchases do not involve the issuance by the Registrant of any new Ordinary Shares and because such plans are not subject to the Employee Retirement Income Security Act of 1974 (ERISA), an opinion of counsel is not included with this Registration Statement.

23.1	Consent of KPMG Auditores, S.L.

24	Power of Attorney (included in signature page)

(*) Incorporated by reference to Exhibit 1.1 of Banco Bilbao Vizcaya Argentaria, S.A.’s 2019 20-F.